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                                                                      EXHIBIT 99



                                                                [WILLIAMS LOGO]

NEW RELEASE


NYSE: WMB                                          Leading Engergy SOLUTIONS(TM)
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
DATE:       Dec. 2, 2002

CONTACT:    Kelly Swan                    Travis Campbell                  Richard George
            Williams (media relations)    Williams (investor relations)    Williams (investor relations)
            (918) 573-6932                (918) 573-2944                   (918) 573-3679
            kelly.swan@williams.com       TRAVIS.CAMPBELL@WILLIAMS.COM     RICHARD.GEORGE@WILLIAMS.COM
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                  WILLIAMS RECEIVES $180 MILLION FROM LEUCADIA

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has received the $180 million cash payment from Leucadia National Corporation (NYSE:LUK) for Williams' largest claims related to the Chapter 11 bankruptcy of its former telecommunications subsidiary.

         Leucadia originally purchased the claims from Williams in an agreement that was reached in July. The cash had been held in escrow until all the conditions of the agreement had been satisfied.

         Steve Malcolm, chairman, president and chief executive officer, said, "Williams is an energy-only company. We're putting our business focus around the task of finding, producing, gathering, processing and transporting natural gas. All of these businesses are making money and recognized significant increases in our third-quarter earnings."

About Williams (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.